China Agritech, Inc. Completes $12 Million Private Placement
Friday January 13, 4:41 pm ET

Company Will Use Proceeds to Execute Its Previously Announced Expansion Into Southern and Central China

BEIJING, CHINA--(MARKET WIRE)--Jan 13, 2006 -- China Agritech, Inc. (OTC BB:CAGC.OB - News), a leading developer, manufacturer and distributor of liquid organic compound fertilizers, announced today that it has completed the sale of 4,800,000 shares of common stock at a price of $2.50 per share for total gross proceeds of $12,000,000.

Approximately $8 million of the net proceeds will be used by China Agritech, Inc. to execute the previously announced expansion of its production and distribution capabilities beyond the current production facility in the city of Harbin located in northern China.

The Company intends to build several regional production facilities in southern and central China. These new facilities will produce customized products for local climates and soil conditions as well as provide regional warehousing capabilities. They will also ensure the Company has adequate production and storage capacity to meet the anticipated increased demand for its products as it expands within China, minimize time to market and reduce shipping costs.

The balance of the net proceeds will be used by the Company for IT Infrastructure, Marketing and Working Capital.

Mr. Chang Yu, CEO of China Agritech, Inc., said in making the announcement that, "This is a significant milestone in the development of our Company. We are very encouraged by the positive response to our private placement and the support for our business plan evidenced by this response. The Company's recent growth has been gratifying but we remain committed to aggressively expanding our business and continuing to build our now well established brand throughout China and internationally. We expect our ability to serve farmers in China, and indeed the world, will be accelerated as a result of this funding."

Additionally, the Company has announced the appointment of Mr. Richard Dean as Vice President of Strategic Planning. Mr. Dean brings over 27 years of executive level business experience to the job. He has held V.P. level positions with a number of emerging growth companies, both publicly and privately held. Mr. Dean will be based in the United States and serve as China Agritech's senior U.S.-based executive.

The shares of China Agritech, Inc. Common Stock sold to the investors in the private placement just completed have not been registered under the Securities Act of 1933. Accordingly, these securities may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act. China Agritech has agreed to file a registration statement covering resale of these securities by the investors. This press release does not constitute an offer to sell or the solicitation of an offer to buy the Common Stock.

About China Agritech, Inc.

China Agritech, Inc. and its wholly owned direct subsidiary, China Tailong Holdings Company Limited ("Tailong"), and Tailong's 90% owned subsidiary, Pacific Dragon Fertilizer Co., Ltd. ("Pacific Dragon") develops, produces and markets various organic liquid compound fertilizers which are made from a combination of organic elements such as humic acid and amino acid, inorganic elements such as nitrogen, phosphorus and potassium, microelements such as boron, iron, zinc, manganese and molybdenum, and other active and stimulative agents. Since its establishment, Pacific Dragon has developed, tested, and produced various types of organic liquid compound fertilizers, all of which obtained the formal Registration issued by the PRC Ministry of Agriculture in 2002. Pacific Dragon's products are proven to be innocuous, harmless, and residue and hormone free by the Report issued by Heilongjiang Quarantine Station in China, and can be effectively used in green agricultural production.

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements to the future financial performance of the Company. Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development and acceptance, the impact of competitive services and pricing, or general economic risks and uncertainties.

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